LIST OF SUBSIDIARIES

     The following is a list of direct and indirect subsidiaries of Garmin Ltd. assuming the reorganization discussed in the prospectus has been completed.


                                                State or Other Jurisdiction of
Name of Entity                                  Incorporation or Organizaton


Garmin Corporation                               Taiwan
Garmin International, Inc.                       Kansas
Garmin (Europe) Ltd.                             England
Garmin Foreign Sales Corporation                 Barbados
Garmin Realty, LLC                               Kansas